Exhibit 99.1
FOR IMMEDIATE RELEASE
Mylan Prices $500 Million Cash Convertible Notes due 2015
PITTSBURGH, Sept. 10 /PRNewswire-FirstCall/ — Mylan Inc. (NYSE: MYL) today announced the pricing of $500 million principal amount of its Cash Convertible Notes due 2015. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Mylan also granted the initial purchasers an option to purchase up to $75 million principal amount of additional notes solely to cover overallotments.
The notes, which are unsecured, will pay interest semi-annually at a rate of 3.75% per annum and will mature on September 15, 2015. The notes are convertible under certain circumstances into cash at an initial conversion reference rate of 75.0751 shares of Mylan’s common stock per $1,000 principal amount of notes (which is equal to an initial conversion reference price of approximately $13.32 per share, and which represents an approximate 20% conversion premium based on the last reported sale price of $11.10 per share of Mylan’s common stock on September 9, 2008). The notes are not convertible into shares of Mylan common stock or any other securities.
In addition, Mylan expects to enter into separate cash settled convertible note hedge and net share settled warrant transactions with one or more of the initial purchasers of the notes and/or a financial institution intermediary which expects to involve one or more of the initial purchasers as hedging counterparties. The convertible note hedge transactions are comprised of purchased cash-settled call options that will have an exercise price equal to the conversion price of the notes. The warrant transactions are comprised of warrants which Mylan will sell to each counterparty for the purchase of shares of Mylan common stock. These transactions are generally expected to have the economic effect on Mylan of increasing the conversion reference price of the notes to approximately $20.00 per share, representing an approximate 80% effective conversion premium on the last reported sale price of Mylan’s common stock on September 9, 2008. In connection with these transactions, the counterparties have advised Mylan that they or their hedging counterparties may enter into various derivative transactions with respect to Mylan’s common stock concurrently with or shortly following pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Mylan’s common stock concurrently with or following the pricing of the notes. In addition, the counterparties or their hedging counterparties may from time to time, following the pricing of the notes, enter into or unwind various derivative transactions with respect to Mylan’s common stock and/or purchase or sell Mylan’s common stock or other securities of Mylan (including the notes) in secondary market transactions. These activities could have the effect of decreasing the price of Mylan’s common stock and its other securities.
Mylan estimates that the net proceeds from this offering of the notes will be approximately $487.5 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by Mylan (or approximately $560.6 million if the initial purchasers exercise their overallotment option in full). Mylan intends to use approximately $85.8 million of the net proceeds from this offering to fund the net cost of convertible note hedge and warrant transactions described above. After funding the net cost of such transactions, Mylan expects to use the remaining net proceeds from the offering to pay down outstanding borrowings under its senior secured revolving credit facility (which currently bears interest at a rate of LIBOR plus

2.50% per annum) and its senior secured term loan credit facilities (which currently bear interest at rates of LIBOR (or EURIBOR, if applicable) plus between 3.00% to 3.25% per annum).
Mylan expects to close this offering of notes on September 15, 2008, subject to customary closing conditions.
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made by means of a private confidential offering memorandum. The notes will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Please refer to the cautionary statements and risk factors set forth in Mylan’s Form 10-Q for the period ended June 30, 2008, and in its other filings with the Securities and Exchange Commission. Mylan undertakes no obligation to update statements herein for revisions or changes after the date of this release.

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